UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2012

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deemed Election of Certain Member Directors

On September 12, 2012, John F. Treanor was deemed elected to serve as a member director of the Federal Home Loan Bank of Boston's (the Bank's) board of directors (the Board).  Mr. Treanor is an incumbent member director representing Rhode Island with a current term expiring on December 31, 2012. Mr. Treanor’s new term will commence on January 1, 2013, and expire on December 31, 2016.

Mr. Treanor serves as a director of The Washington Trust Company, and has served as a Bank director since January 1, 2011. Mr. Treanor currently serves on the Board’s Audit and Governance/Government Relations Committees.

The Board has not yet determined on which committees Mr. Treanor will serve for 2013.

Legal Framework for the Deemed Election of These Member Directors

The deemed election of Mr. Treanor took place in accordance with the rules governing the election of Federal Home Loan Bank member directors pursuant to the Federal Home Loan Bank Act (the Act) and the related regulations (the Applicable Regulations) of the Federal Housing Finance Agency, the Bank's principal regulator. The Applicable Regulations provide in relevant part that if the number of eligible nominations for member directorships is equal to or fewer than the number of member directorships to be filled, balloting is unnecessary and such nominees are deemed elected upon notice to the Bank's members in the relevant state. On September 12, 2012, the Bank sent notice of the deemed election of Mr. Treanor to its Rhode Island members.

Compensation of Directors for 2013

The Bank expects to compensate Mr. Treanor in accordance with the Bank's Director Compensation Policy for 2013, a policy that has not yet been adopted. The Bank also expects to permit Mr. Treanor to participate in the Bank's nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. The Bank also expects to make Mr. Treanor eligible for reimbursement for reasonable travel, subsistence, and other related expenses incurred in connection with service as a Bank director.

Certain Relationships, Related Transactions, and Director Independence

Pursuant to the Applicable Regulations, the Bank's member directors, including Mr. Treanor, serve as officers or directors of a member or members of the Bank. The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Subject to the Act and the Applicable Regulations, the Bank also issues consolidated obligations through the Office of

Finance, maintains a portfolio of short-term and long-term investments, enters into derivative transactions, and provides certain affordable housing program benefits and cash management and other services with members, housing associates, or other third parties of which directors may serve as officers or directors. All such transactions are made in the ordinary course of the Bank's business and are subject to the same Bank policies as transactions with the Bank's members, housing associates, and third parties generally. For further information, see Item 13 — Certain Relationships and Related Transactions, and Director Independence of the Bank's 2011 Annual Report filed on Form 10-K with the Securities and Exchange Commission on March 23, 2012.

Information on the Bank's Continuing Elections

In addition to the foregoing, a district-wide election for two independent directorships is currently underway. The deadline for the receipt of ballots for those elections is October 22, 2012. Shortly thereafter, ballots will be tabulated and the Board will formally declare the winners of that election, and will at the same time formally declare Mr. Treanor elected.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 12, 2012	Federal Home Loan Bank of Boston
By:/s/ Frank Nitkiewicz
Frank Nitkiewicz
Executive Vice President and Chief Financial Officer